Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:     Donald Von Hagen (media)
+1 336-436-8263
Media@labcorp.com

Clarissa Willet (investors)
+1 336-436-5076
Investor@labcorp.com

LABCORP ANNOUNCES AVAILABILITY OF NEW QIAGEN THERASCREEN FGFR MUTATION ANALYSIS COMPANION DIAGNOSTIC FOR BLADDER CANCER

New Test Further Underscores LabCorp’s Leadership in Development and
Commercialization of Innovative Lab Testing

BURLINGTON, N.C., May 10, 2019 - LabCorp® (NYSE: LH), a leading global life sciences company that is deeply integrated in guiding patient care, today announced the availability of a newly-approved companion diagnostic by the U.S. Food and Drug Administration (FDA), the therascreen® FGFR mutation assay by RGQ RT-PCR, which is now available for ordering from LabCorp and its Integrated Oncology specialty laboratory.

QIAGEN developed the assay, which is used to assess the eligibility of patients with urothelial cancer for treatment with the newly approved FGFR kinase inhibitor, BALVERSA™ (erdafitinib), developed by Janssen Biotech, Inc. (Janssen). This is the first FDA-approved biomarker-driven, targeted therapy for the treatment of adults with locally advanced or metastatic urothelial carcinoma (mUC) with susceptible fibroblast growth factor receptor (FGFR)3 or FGFR2 genetic alterations and who have progressed during or following at least one line of prior platinum-containing chemotherapy, including within 12 months of neoadjuvant or adjuvant platinum-containing chemotherapy.

Since 2018, the Company collaborated with more than 75 clients on over 150 projects targeted at the development of new companion diagnostic tests. The availability of this new assay reflects LabCorp’s continued leadership in precision medicine. For more than 20 years, LabCorp Diagnostics and Covance Drug Development have been involved in the development, commercialization and launch of companion and complementary diagnostics, and together they have supported more FDA-approved companion diagnostics than any other company.

The therascreen FGFR mutation analysis assay is the first to be introduced through LabCorp’s participation in QIAGEN’s Day-One Lab Readiness program, under which LabCorp will make novel companion diagnostics available for use by physicians soon after the FDA has approved a new treatment and its associated test.

“LabCorp is committed to bringing precision testing to patients as quickly as possible,” said Marcia Eisenberg, PhD, chief scientific officer, LabCorp Diagnostics. “Our work on studies supporting regulatory approval of the therascreen® FGFR mutation analysis companion diagnostic for BALVERSA, and our commitment to make the test available to physicians and patients as soon as possible after approval, aligns with our mission to improve health and improve lives. LabCorp offers end-to-end support for diagnostic development and accelerated commercialization, distinctly positioning us at the intersection of research and patient care.”

Urothelial cancer, or transitional cell carcinoma (TCC), is the most prevalent form of bladder cancer, which constitutes the sixth most common type of cancer in the U.S. According to the American Cancer Society, more than 80,470 new cases of bladder cancer will be diagnosed in 2019, and will result in approximately 17,600 deaths. For patients with metastatic disease, outcomes are dire, with a relative five-year survival rate of only five percent.

For more information about LabCorp’s full menu of companion and complementary diagnostic tests, visit www.integratedoncology.com.

BALVERSA® is a trademark of Janssen Biotech, Inc.
therascreen® is a trademark of QIAGEN

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to statements with respect to drug development, medical device and diagnostic development solutions, clinical laboratory testing, the impact of various factors on operating and financial results, and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, the Company’s satisfaction of regulatory and other requirements, patient safety issues, changes in testing guidelines or recommendations, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, and employee relations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.